Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

AUSTRALIAN OILSEEDS HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of each Class of Securities to be Registered	Fee calculation rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $.0001 per share (Secondary Offering)(1)	457	(o)		(2)	$50,000,000	0.00015310	$7,655.00
Equity	Ordinary Shares, par value $.0001 per share (Secondary Offering)	457	(c)	859,391	$1.05	$902,360.55	0.00015310	$138.15
				Total Offering Amounts		$50,902,360.55		$7,793.15
				Total Fees Previously Paid				$—
				Net Fees Due				$7,793.15

(1)	There are being registered hereunder such indeterminate number of ordinary shares of the registrant (the “Ordinary Shares”) as may be sold by the registrant from time to time at indeterminate prices. The maximum aggregate offering price of all securities sold shall not exceed $50,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) the Ordinary Shares being registered hereunder include such indeterminate number of Ordinary Shares as may be issuable with respect to the Ordinary Shares being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)	The proposed maximum offering price per Ordinary Share will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified.

(3)	Pursuant to Rule 457(a) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $1.05 per share, which is the average of the high and low prices of the Ordinary Shares on April 8, 2025 on Nasdaq.